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                                                                   EXHIBIT 23.1


                      CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Selected Consolidated Financial Data" and to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-50579, 333-50581, 333-50585,
333-53331, 333-65405) pertaining to the Trammell Crow Company Employee Stock Purchase Plan, the Trammell Crow Company 1997 Stock Option Plan, the Trammell Crow Company Long-Term Incentive Plan, the Trammell Crow Company Retirement Savings Plan, and Restricted Stock to Certain Employees of our report dated February 21, 2000, with respect to the consolidated financial statements and schedule of Trammell Crow Company included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


Dallas, Texas
March 22, 2000